EXHIBIT 10

FIRST AMENDMENT TO LEASE

      THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made this ________ day of June, 2001, by and between (i) JOHN F. JAEGER, as Trustee under Land Trust Agreement dated August 29, 1989 (“Landlord”), and (ii) MANUGISTICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H

RECITALS:

      R-1.      Landlord and Tenant are parties to an Office Lease dated December 19, 2000 (the “Original Lease”) for Premises consisting of Building 1 and Building 2 in the Park, which is located at the intersection of Great Seneca Highway and Key West Avenue in Gaithersburg, Maryland. As of the date hereof, construction of the Premises has begun but is not completed.

      R-2.      Pursuant to this Amendment, Landlord and Tenant wish to (i) expand the Premises to include Building 3, and (ii) modify certain other terms of the Original Lease. (The Original Lease, as amended by this Amendment, is referred to hereafter as the “Lease.”)

      NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

      1.         Incorporation of Recitals and Exhibits. The Recitals set forth above and the Exhibits attached hereto are incorporated herein and made a part of this Amendment to the same extent as if set forth herein in full.

      2.         Amendment to Definition of Premises to Include Building 3. Section 1.1(d) of the Original Lease is hereby deleted and the following substituted in its place:

                   (d)      PREMISES: The portion of the Park consisting of the buildings identified on the Site Plan as Building 1, Building 2 and Building 3 in their entirety. The Premises include the atrium that will serve as the lobby for both Building 1 and Building 2. The Premises are outlined in red on the Site Plan.

As a result of this expansion of the Premises to include Building 3, all terms of the Lease applicable to the Premises (including the Base Rental Rate, Allowance and Additional Allowance) shall apply to Building 3 to the same extent as if Building 3 had been part of the Premises originally.

      3.         Amendment to Site Plan to Include Building 3 in the Premises. The Site Plan, which is attached to the Original Lease as Exhibit C and defined in Section 1.1(c) of the Original Lease, is hereby deleted and Exhibit C attached hereto is substituted in its place. (The only change made to the Site Plan as a result of this substitution is to include Building 3 as part of the area outlined in red, which delineates the Premises.)

      4.         Amendment to Definition of Building 3 to Increase Square Footage. Section 1.1(j) of the Original Lease is hereby deleted and the following substituted in its place:

                   (j)       BUILDING 3: The portion of the Park consisting of the building identified on the Site Plan as Building 3. The rentable area of Building 3 (as determined in accordance with the Modified GWCAR Method of Measurement) is estimated to be 72,599 rentable square feet.

      5.         Amendment to Definition of Premises Rentable Area to Increase Square Footage. Section 1.1(l) of the Original Lease is hereby deleted and the following substituted in its place:

                   (l)       PREMISES RENTABLE AREA: The total number of rentable square feet in the Premises, as determined in accordance with the Modified GWCAR Method of Measurement. Subject to adjustment under Section 3.3, the Premises Rentable Area is estimated to be 282,783 rentable square feet.

      6.         Increase in Security Deposit. Section 1.1(s) of the Original Lease is hereby deleted and the following substituted in its place:

                   (s)       SECURITY DEPOSIT: $7,937,900 initially, subject to reduction as provided in Article 22.

      7.         Amendment to Payment of Security Deposit. Section 22.1 of the Original Lease is hereby deleted and the following substituted in its place:

                   22.1    Payment of Security Deposit. Tenant will deposit with Landlord the Security Deposit, which shall be held as collateral security, and not prepaid rent, for the faithful performance by Tenant of all covenants, conditions, and agreements of the Lease. The Security Deposit shall be deposited with Landlord in three installments, the first and second of which shall be in the amount of $2,950,000 each, and the third of which shall be in the amount of $2,037,900. Landlord acknowledges receipt of the first and second installments, which were made with a letter of credit. The third such installment shall be deposited within 10 business days after the execution of this Amendment by Landlord and Tenant.

      8.         Amendment to Reduction of Security Deposit. Section 22.6 of the Original Lease is hereby deleted and the following substituted in its place:

                   22.6    Reduction of Security Deposit.

                              (a) Effective on first day of the third, fifth, seventh and ninth Lease Years (each a “Reduction Date”), the amount of the Security Deposit shall be reduced to $6,054,330, $4,036,220, $2,690,815, and $1,345,405, respectively (the “Reduction Schedule”); provided, however, that each such reduction shall be permitted only if, as of the effective date of such reduction, Tenant is not in default under the Lease and the conditions of this Section 22.6 are otherwise satisfied. If Tenant is in default on the effective date of a reduction under this Section 22.6, the effective date of the reduction, if any, shall be delayed until 30 days after

Tenant cures the default.

                              (b) If during any two consecutive Lease Years more than three monetary Events of Default occur (a “Repeated Default”), then the Security Deposit shall not be reduced at the next Reduction Date and the remaining Reduction Schedule shall be delayed for two Lease Years. Thus, the effective date of the next reduction, if any, shall be delayed until the commencement of the following Reduction Date; provided, however, that any further reduction shall not be effective unless Tenant has cured all outstanding Events of Default and there has been no monetary Event of Default for a period of 12 consecutive months (until such time, such Repeated Default shall be referred to as an “Unredeemed Repeated Default”).

      9.         Administrative Fee for Change Orders. For each Change Order proposed by Tenant, Tenant shall pay Landlord an administrative fee equal to 5% of the portion of the total cost of the Change Order consisting of “hard” construction costs. Tenant shall not be required to pay Landlord any other fee in connection with Change Orders. This administrative fee may be paid from the Allowance or Additional Allowance, and shall be paid within 30 days after Tenant’s receipt of Landlord’s invoice therefor.

      10.         Option to Terminate with Respect to Building 3.

                   (a)      Pursuant to this Section 10, Tenant shall have the option to terminate the Lease with respect to the portion of the Premises consisting of Building 3 only (the “Termination Option”). Tenant may not exercise the Termination Option for only part of Building 3. If exercised by Tenant in accordance with this Section, the Termination Option shall terminate the Lease with respect to Building 3 effective as of the last day of the seventh Lease Year (the “Termination Date”). Tenant shall have the right to exercise the Termination Option upon: (i) notice from Tenant to Landlord (the “Termination Notice”) given at least nine months before the Termination Date, and (ii) payment by Tenant to Landlord of the “Termination Fee” [as defined in subsection (b) below], which payment shall be made with the Termination Notice.

                    (b)      The Termination Fee shall equal the unamortized portion of the Allowance and Additional Allowance allocable to Building 3, which shall be determined as follows. The portion of the Allowance and Additional Allowance allocable to Building 3 shall be determined by multiplying the total Allowance and Additional Allowance for the entire Premises used by Tenant by 25.67% (the percentage that the number of rentable square feet in Building 3 bears to the Premises Rentable Area). The product of that equation will then be multiplied by 30% to arrive at the Termination Fee. (30% equals the remaining portion of the Initial Term as of the end of the seventh Lease Year.)

                    (c)      If Tenant exercises its Termination Option, Tenant shall pay, in addition to the Termination Fee, all Rent as and when it becomes due under the Lease with respect to Building 3 up to and including the Termination Date.

                    (d)      If Tenant exercises the Termination Option, the Lease shall terminate on the Termination Date as to Building 3 only, and, on or before the Termination Date, Tenant shall surrender possession of Building 3 to Landlord in the condition required by the Lease at the end of the Term. If Tenant fails to so surrender possession of Building 3 to Landlord, Tenant shall be liable for hold over rent with respect to Building 3 in accordance with Section 32.8 of the Original Lease.

                    (e)      Within 30 days after Tenant exercises the Termination Option, the parties shall enter into a lease amendment to reflect the termination of the Lease with respect to Building 3.

                    (f)      Tenant may not exercise the Termination Option if Tenant is in default under the Lease (and any applicable notice and cure period has expired). In addition, if the Termination Option has been timely exercised but on the Termination Date Tenant is in default under the Lease (and any applicable notice and cure period has expired), then, at Landlord’s election, Tenant’s exercise of the Termination Option shall lapse and be of no further force and effect. If Tenant’s right to terminate the Lease lapses pursuant to this subsection, the Termination Fee paid by Tenant shall be applied against any sums then due Landlord under the Lease and the excess of the Termination Fee shall be applied against future Rent payable by Tenant under the Lease.

                    (g)      If the Lease is terminated with respect to Building 3 pursuant to this Section, the Security Deposit that Tenant is otherwise required to maintain under the Lease shall be reduced by 25.67%. This reduction also will apply to the Reduction Schedule in Section 22.6 of the Lease. If Landlord is holding a cash Security Deposit, Landlord will refund the excess portion thereof within 30 days after the Termination Date. If the Security Deposit is in the form of a letter of credit or Bond, Tenant may effectuate this reduction at any time after the Termination Date by providing Landlord with either a replacement of or an amendment to the then existing letter of credit or Bond.

      11.         Additional Reserved Parking. Section 27.2 of the Original Lease is hereby deleted and the following substituted in its place:

                    27.2.    Reserved Spaces. Seventy-three (73) of the Parking Spaces shall be reserved for use by Tenant (the “Reserved Parking Spaces”). Tenant shall pay the cost of painting (and repainting, as needed) the Reserved Parking Spaces with a “Manugistics Reserved” designation. Exhibit K to the Original Lease is hereby deleted and Exhibit K attached hereto is substituted in its place. Exhibit K hereto shows the location of the Reserved Parking Spaces.

      12.         Signs. Section 26.1 of the Original Lease is hereby deleted and the following substituted in its place:

                    26.1    Exterior Signs; Monuments. Tenant, at its cost, may install (i) two signs on the exterior of Building 1, one sign on the exterior of Building 2, and one sign on the exterior of Building 3, with its name and logo(s) (collectively, “Tenant’s Exterior Signs”), and (ii) one ground mounted monument on the grounds of Phase One (“Tenant’s Monument Sign”), the location of which shall be selected by Tenant, subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant’s right to display its name and logo on Tenant’s Exterior Signs and Tenant’s Monument Sign shall be exclusive. Tenant, at its cost, also shall have the nonexclusive right to display its name and logo(s) on any ground mounted monuments at the intersection of Key West Boulevard and/or Great Seneca Highway that are provided by Landlord to display the names of tenants in Phase One (“Tenant’s Nonexclusive Monument Signs” and hereinafter, together with Tenant’s Exterior Signs and Tenant’s Monument Sign, collectively referred to as “Tenant’s Signs”). If permitted by law, Landlord shall provide at least one such ground mounted monument for the display of tenant names in Phase One.

      13.         Amendment to Building 3 Expansion Option. Article 30 of the Original Lease (entitled “Building 3 Expansion Option”) shall be of no further force or effect unless and until the following two conditions are satisfied: (i) the Lease is terminated with respect to Building 3 pursuant to Section 10 of this Amendment, and (ii) Tenant exercises its first Renewal Option. Upon the fulfillment of these conditions, Article 30 of the Original Lease shall apply again, effective as of the date both conditions are fulfilled.

      14.         Amendment to Right of First Offer.

                    (a)      Subject to subsection (b) below, Section 31.1 of the Original Lease is hereby deleted and the following substituted in its place:

                    31.1    Right of First Offer. Subject to the terms of this Article 31, during the Term, Tenant shall have a continuing right of first offer (the “First Offer Right”) to negotiate for the lease of any office space which becomes available from time-to-time in Phase Two, both initially and after initial lease up (each of such spaces being referred to as “First Offer Space”). The First Offer Space may be leased pursuant to the procedure set forth below, and any space so leased is referred to hereafter as the “Expansion Space.”

                    (b)      Subsection (a) above shall no longer apply and Section 31.1 shall be restored to the language in the Original Lease if the following two conditions are satisfied: (i) the Lease is terminated with respect to Building 3 pursuant to Section 10 of this Amendment, and (ii) Tenant exercises its first Renewal Option. Upon the fulfillment of these conditions, Article 31.1 of the Original Lease shall apply again, effective as of the date both conditions are fulfilled.

      15.         Broker Commission. Landlord and Tenant each warrants and represents to the other that no broker brought about this transaction or dealt with either party in connection herewith. Landlord and Tenant shall indemnify and hold harmless the other from and against any claim for brokerage fees or other commissions arising from such party having employed a broker contrary to its representation in this Section.

      16.         Capitalized Terms. All capitalized terms in this Amendment shall have the same meanings as in the Original Lease unless expressly provided otherwise herein.

      17.         Ratified and Confirmed. The Original Lease, as amended by this Amendment, is hereby ratified and confirmed. To the extent of any inconsistency between this Amendment and the Original Lease, this Amendment will govern.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed under seal as of the date above written.

WITNESS/ATTEST:	LANDLORD:

____________________________________	__________________________________(Seal)

John F. Jaeger, Trustee

TENANT:

MANUGISTICS, INC., a Delaware corporation

____________________________________	By:________________________________(Seal)
Name:______________________________
Title:_______________________________

List of Exhibits:

Exhibit C:	Site Plan
Exhibit K:	Reserved Parking Location